EXHIBIT 11.1  COMPUTATION OF PER SHARE EARNINGS

                                                             FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,                     JUNE 30,
                                                             ---------------------------   ---------------------------
                                                                  1998           1997           1998           1997
                                                                  ----           ----           ----           ----
Weighted average common stock............................       7,903,006      5,773,560      7,886,916      5,772,648
Weighted average common stock equivalents................         310,745         96,743        318,696         98,103
                                                             ------------   ------------   ------------   ------------

Weighted average common stock and equivalents............       8,213,751      5,870,303      8,205,612      5,870,751
                                                             ============   ============   ============   ============

Net income...............................................    $  2,440,786   $  1,041,034   $  3,843,713   $  2,053,044
                                                             ============   ============   ============   ============

Net income per share - Basic.............................    $       0.31   $       0.18   $       0.49   $       0.35
                                                             ============   ============   ============   ============
Net income per share - Diluted...........................    $       0.30   $       0.18   $       0.47   $       0.35
                                                             ============   ============   ============   ============

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